EXHIBIT 10.3

Tenancy Agreement of office

Contract no.: (CEN-04ZL-003)

Party A (Landlord): Jinjiang Gongcheng Management Services Co., Ltd.

Party B (Tenant): Expert Network (Shenzhen) Company, Limited

Upon consultation, Party A and Party B executed this contract on April 21, 2004, and reached agreement on the following provisions:

Clause 1	The purpose of premises and the scope of rents

1.	Party A agrees to rent to Party B the offices at Electrical Building located in the city of Jinjiang together with its facility, in a total of 5 rooms and building areas of approximately 250m2
2.
Party B agrees to rent the above premises for the purpose of providing a work place to its staffs involved in the Jinjiang Electronic Administration Projects. Party B shall not sublet the premises to any other third party or use the premises for other purposes without the consent of Party A.

Clause 2	Provision of equipments

1.	Party A provides the office together with basic office equipments including tables, central air conditioning, network and on-duty lodgings furniture, to Party B
2.
After Party B enters into the premises, it shall inspect the equipments provided and sign on a list of equipments provided as a guarantee that the use of the equipments will be proper. If the equipments are damaged, Party B shall undertake the resulted maintenance expenses.

Clause 3	Period of Lease

1.	The period of lease shall be from April 21, 2004 to December 31, 2006.
2.	If Party B intends to renew the lease, written notice shall be received by Party A one month before the last day of the period of lease.

Clause 4	Rental Payment

The rental payment is RMB Twenty thousands only (i.e. ¥20,000.00) each month, and the term of leases is 32 months. The total sum of this tenancy agreement is RMB Six hundred and forty thousands only (i.e. ¥640,000.00).

Clause 5	Payment Method

1.
In view of the fact that both parties are the cooperating parties for the Jinjiang Electronic Administrative Construction Projects, Party A agrees that the rental payment in this tenancy agreement shall be deducted from the last installment of the Project’s construction money payable by Party A.

2.	If Party B intents to renew this tenancy agreement, the payment method of the rent shall be negotiated separately by the parties.

Clause 6	Management Fee and Other Charges

1.
Management Fee shall be calculated by Party A according to the relevant stipulations and collection standard set out by the Property Management Company and the sum shall be deducted from the last installment of the Project’s construction money payable by Party A.

2.	Party B shall be responsible for the cleaning charges of the premises.

Clause 7	Prohibition of transferring the lease and sub-letting

Party B shall not do the following:

1.	Transferring the lease or using the lease as guarantee.
2.	Sub-letting whole or any part of the premises to any other third party nor to allow any other third party to use the premises.
3.	Allowing any other third party to share the premises with Party B without the consent of Party A.

Clause 8	Maintenance

1.
In the event. that the internal declaration and the facilities inside the premises which belong to Party A have to be repaired or maintained, Party B shall inform Party A or the property management company immediately so that maintenance work can be arranged by Party A. Party A shall also be informed for any needs of maintenance on the major facilities of the premises.

2.	Party A shall be responsible for the fees of the above mentioned maintenance, but if the damage is caused by Party B then it shall be responsible for the maintenance fees.

Clause 9	Changing of original condition

Party B shall not re-decoration the premises without the consent of Party A, otherwise Party A shall be entitled to request Party B to restore the premises to its original condition and request compensation for damages.

Clause 10	Indemnification for damages

Party B shall indemnify Parry A, other tenants or any other third party for all the damages that they suffered and are caused by the deliberate action or negligence of Party B, its agents or other person related to Party B.

Clause 11	The exemption of Party A’s liability

1.
In case of earthquake, flood, or fire, theft or any damages which arise from the break down of the equipments but not caused by the deliberate action nor error of Party A, then Party A shall not be liable unless such damages are caused by the serious default or error of Party A.

2.	Party A shall not be liable for any damages suffered by Party B that are caused by the other tenants.

Clause 12	Party B’s liability

1.	Shall observe the rules of the building management
2.	Shall use the premises and the public area properly.
3.	Shall not do the following in the building:

A.	Bring overweighed, flammable, explosive, corrosive and other dangerous goods into the building or perform any dangerous activity inside the building.
B.	Perform any activity that is damaging to Party A, other tenants or the whole building.
C.	Perform any activity that violates the national security, social order and is illegal.

Clause 13	The duty of notification

1.	Notification from both parties shall be in written form.

2.	In the event that any party has to change its name, address and representative, it shall inform the non-changing party in writing immediately.

Clause 14	Termination of agreement

This tenancy agreement shall be terminated automatically in the event that the whole or part of the building is damaged by natural disaster or other force majeure, causing the premises to be unfit for use by Party B.

Clause 15	Cancellation of the tenancy agreement

If any of the following events occur to Parry B, Party A shall be entitled to cancel this tenancy agreement without informing Party B. If such events caused damages to Party A, then Party B shall undertake the liability to compensation Party A for all economic losses it suffered.

1.	Breaches the purpose of use of the premises as stipulated in Clause 1 in this tenancy agreement.
2.	Breaches any of the provisions in this tenancy agreement.
3.	Creates nuisance to the other tenants which is strongly opposed by them.
4.	Offends the laws, regulations or being detained or prosecuted as defendant in any criminal prosecution, as well as being dead or declared to be missing.
5.	Breaches of trust or commits fraud.
6.	If Clause 15 (2) or (5) occurs to Party A, then Party B shall b e entitled to cancel this tenancy agreement and Party A shall indemnify Party B for any loss suffered if damages is caused to Party B.

Clause 16	Delivery of possession of the Premises

When the contract is terminated, Party B shall remove all its properties inside the premises, including all equipments and material so that the premises is restored to it original condition and upon the inspection of Party A, possession of the Premises shall then gained by Party A. All the expenses so incurred is to be borne by Party B

Clause 17	Dispute solution

Any dispute arising out of the rights and obligations stipulated in this tenancy agreement shall be resolved by the negotiation between the parties. In the event that the dispute is not resolved, then the matter shall be referred to the local court.

Note: There are two copies of this tenancy agreement, with Party A and Party B each holds one copy.

Party A:	Jinjiang Gongcheng Management Company, Limited (sealed)	Party B:	Expert Network (Shenzhen) Services Co., Ltd. (sealed)

Address:	South Main Street, Jinjiang City	Address:	31St F, Development Center Building, Renminnan Road, Shenzhen City.

Contact Person:	Fu Dong Shen	Contact Person:	Song Feng

Contact No.:	0595-5785565	Contact No.:	0755-8220955 5

Signing Date:	April 21, 2004	Signing Place:	Jinjiang City, Fujian Province